The ALRT Diabetes Management System

Details of the patent pending diabetes management system featuring Predictive A1C and Insulin Dose Adjustment

(October 16, 2017 -- RICHMOND, VA) Following the recent FDA clearance of the Company's Insulin Dose Adjustment feature, ALR Technologies Inc. ("ALRT" or the "Company") is releasing details of its patent pending Predictive A1C innovation added to the ALRT Diabetes Management System.

Details of the innovative features are presented in five videos.

First, "How Does The ALRT Diabetes Management System Work". This video gives an overview of how the ALRT Diabetes Management System works. See https://youtu.be/B8wIxvBvR9Y

Second, "Blood Glucose Data Management Improves Diabetes Outcomes". Observations from the published ALRT clinical trials show that self-management of blood glucose by itself is not effective in improving outcomes. The clinical trials have shown that managing the blood glucose data from patients improve outcomes of insulin dependent patients. ALR Technologies will be sponsoring a series of trials to study outcomes for non-insulin dependent patients using the patent pending Predictive A1C feature to manage the data. See https://youtu.be/NO0oOinIZI0

Third, "Problems with Diabetes Care". This video addresses the unacceptable outcomes of diabetes patients. There are two primary reasons – poor patient adherence to care plans and failure of healthcare providers to make timely adjustments of care plans and intensify medications. The ALRT Diabetes Management System provides solutions to address these two issues. See https://youtu.be/yQTxttTlOX0

Fourth, "The Heart of the ALRT Diabetes Management System". Given the massive amount of blood glucose data from each diabetes patient, it is a challenge for healthcare providers to analyse the information during a short clinical visit. The data needs to be processed and presented in a manner that is simple for the Healthcare Providers to use and easy for the patients to understand. The patent pending "Heart" of the ALRT Diabetes Management System delivers on solutions for these challenges. See https://youtu.be/D85LLpsaQHg

Fifth, "Predictive A1C in Action". This video shows how Predictive A1C provides an ongoing indication of patient status. The video uses blood glucose data from a patient who participated in the ALRT pilot in Kansas City to demonstrate how Predictive A1C can be used for preventive diabetes care. See https://youtu.be/tYLx24javio

To view these and videos please go to the Company's YouTube channel - "alrtechnologies"

The Company also reports that it has provided the Securities Exchange Commission with a letter of intention to correct its reporting deficiencies by January 26, 2018.

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About ALR Technologies Inc.
ALR Technologies is a medical device company providing an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters. The System processes and streamlines collected data to support clinicians and caregivers to improve patient outcomes and assist health plans to optimize their investments in chronic disease care. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com